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                                            EXHIBIT 12


    TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1997         1996
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $143.9       $153.7
  One-third of rental expense           3.3          2.9
                                     ______       ______
    Total                            $147.2       $156.6
                                     ======       ======
Earnings:
  Income from operations             $ 35.2       $ 47.8
  Provision for income taxes           18.8         26.8
  Fixed charges                       147.2        156.6
                                     ______       ______
    Total                            $201.2       $231.2
                                     ======       ======

Ratio of earnings to fixed charges     1.37         1.48

                                       ====         ====